UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, NJ 07728

(732) 577-9997

Fax: (732) 577-9980

FOR IMMEDIATE RELEASE	May 31, 2017

	Contact:	Nelli Madden

732-577-9997

UMH PROPERTIES COMPLETES ACQUISITION OF MARYLAND COMMUNITY

FREEHOLD, NJ, May 31, 2017........ UMH Properties, Inc. (NYSE: UMH) announced that it closed on the acquisition of one community located in Maryland for a total purchase price of $4,000,000. This age restricted community contains a total of 63 developed homesites and is situated on approximately 78.5 acres. The occupancy rate for this community is approximately 92%. The existing community sits on approximately 18 acres leaving a substantial amount of land for future development. Once complete, the community will contain approximately 170 developed homesites.

Samuel A. Landy, President and Chief Executive Officer, commented, “UMH is pleased to announce the acquisition of our first Maryland community. This asset is very high in quality and has strong upside potential that will be realized with the future expansion of the community. We continue to execute on our business plan and look forward to consistent growth throughout the remainder of the year.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 107 manufactured home communities with approximately 19,400 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, and Michigan. In addition, the Company owns a portfolio of REIT securities.

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A NYSE Company: Symbol - UMH

since 1968